                                                  Filed pursuant to Rule 424B(4)
                                                      Registration No. 333-42419

                          NAPRO BIOTHERAPEUTICS, INC.

                       1,000,000 SHARES OF COMMON STOCK


  This Prospectus relates to the offer and sale by the person listed herein under "Selling Stockholder" and "Plan of Distribution" (the "Selling Stockholder") of a maximum of 1,000,000 shares (collectively, the "Shares") of common stock, $.0075 par value ("Common Stock"), of NaPro BioTherapeutics, Inc. (the "Company") consisting of: (i) up to 675,000 shares of Common Stock to be issued from time to time to the Selling Stockholder upon conversion of the Company's Series C Senior Convertible Preferred Stock (the "Preferred Shares") and (ii) up to 175,000 shares of Common Stock to be issued from time to time upon the exercise of a warrant issued by the Company (the "Warrant") in connection with the private placement of the Preferred Shares, and (iii) up to 150,000 shares of Common Stock to be issued and paid in lieu of cash, from time to time and at the Company's option, as dividends on the Preferred Shares. This Prospectus covers the resale by the Selling Stockholder of up to 1,000,000 Shares, plus, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such presently indeterminate number of additional Shares as may be issuable upon conversion of the Preferred Shares or exercise of the Warrant, based upon fluctuations in the conversion price of the Preferred Shares or exercise price of the Warrant. The Preferred Shares, the Warrant, and the shares of Common Stock issuable upon conversion have been and will be issued in transactions exempt from the registration requirements of the Securities Act. See "Selling Stockholder" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Shares covered by this Prospectus. The Shares are being registered by the Company pursuant to the terms of a certain Subscription Agreement dated December 8, 1997 by and between the Company and the individual Selling Stockholder (the "Subscription Agreement"). See "Selling Stockholder" and "Plan of Distribution."

  The sale of the Shares may be effected by the Selling Stockholder from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholder" and "Plan of Distribution."

  The Company has agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Stockholder. See "Selling Stockholder."

  The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "NPRO." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on December 15, 1997 was $4.50 per share.

  The Selling Stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities, including liabilities under the Act. See "Selling Stockholder" and "Plan of Distribution."
                        _______________________________

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" STARTING ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December 31, 1997

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----

  Available Information..........................................     3

  Information Incorporated by Reference..........................     3

  Prospectus Summary.............................................     4

  Recent Developments............................................     6

  Risk Factors...................................................     7

  Use of Proceeds................................................    18

  Selling Stockholder............................................    18

  Plan of Distribution...........................................    19

  Legal Matters..................................................    21

  Experts........................................................    21


  NO DEALER, SALESPERSON, OR ANY INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN A PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the federal securities laws. Such forward-looking statements may include, among other things, statements concerning the Company's plans, objectives or future economic prospects, such as matters relative to availability of raw materials; plant completion and approval; completion of clinical trials and regulatory filings; prospects for and timing of regulatory approvals; need for and availability of additional capital; amount and timing of capital expenditures; timing of product introductions and revenue; prospects for achieving profitability and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the approval or non-approval of the Paxene/(R)/ NDA, as defined below, adverse economic and general business conditions; competition from Bristol-Myers Squibb Company and other existing and new producers of paclitaxel and other drugs; technological advances relating to cancer treatment and drug development; ability to obtain rights to technology; ability to obtain taxane-bearing and other raw materials and scale up manufacturing processes; timing of regulatory filings relative to those of competitors; effectiveness of commercial formulations of NBT Paclitaxel (as defined below) in treating disease; results of research and development activities; business abilities and judgment of management and other personnel; availability of qualified personnel; changes in and compliance with governmental regulations; effect of financial market conditions and other factors on capital availability for the Company and other biopharmaceutical companies; performance of the Company's strategic partners in fulfilling obligations under existing agreements; the financial health of the Company's strategic partners; and other factors discussed under "Risk Factors."

                                       2
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                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

  The Company has filed with the Commission a Registration Statement under the Securities Act, with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby reference is made to the Registration Statement, including the exhibits thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth above.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents have been filed with the Commission (File No. 0-24320) and are incorporated in this Prospectus by reference and made a part hereof:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A filed on June 5, 1997, and Form 10-K/A2 filed on August 18, 1997; 2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by Form 10-Q/A filed on August 18, 1997; 3. The Company's Current Report on Form 8-K filed September 19, 1997; 4. The Company's Current Report on Form 8-K filed December 30, 1997; 5. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; 6. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; 7. The description of the Company's Common Stock included in the Registration Statement on Form 8-A filed June 17, 1994, as amended on July 27, 1994;
        8. The description of the Company's Rights to Purchase Class B Junior Participating Preferred Stock filed on Form 8-A filed November 26, 1996; and 9. The Company's Definitive Proxy Statement for its 1997 Annual Meeting of Stockholders filed May 15, 1997.

  All documents filed by the Company following the filing of the Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to NaPro BioTherapeutics, Inc., 6304 Spine Road, Unit A, Boulder, Colorado 80301.
Telephone: (303) 530-3891, Attention: Investor Relations.

                              PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Each prospective investor is urged to read this Prospectus in its entirety. Special
Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). See "Special Note Regarding Forward-Looking Statements" on page 2 for additional factors relating to such statements.

                                  THE COMPANY

  NaPro BioTherapeutics, Inc. (the "Company") is engaged in the development and manufacture of paclitaxel (the Company's paclitaxel is referred to herein as "NBT Paclitaxel"), a naturally occurring cytotoxic agent found in certain species of yew (Taxus) trees. Bristol-Myers Squibb Company ("BMS") has publicly announced sales of its formulation of paclitaxel, known as Taxol/(R)//1/, of approximately $580 million in 1995 and $813 million in 1996. The Company's strategy is to develop its proprietary extraction, isolation and purification ("EIP/(TM)/") technology in conjunction with proprietary sources of renewable Taxus biomass to become an established manufacturer of NBT Paclitaxel on a worldwide basis while partnering with large international pharmaceutical companies that are responsible for performing clinical trials, filing for regulatory approvals, and selling, marketing and distributing commercial formulations of NBT Paclitaxel. To implement this strategy, the Company has formed strategic alliances through long-term exclusive agreements with each of F.H. Faulding & Co., Ltd., Australia's largest domestic pharmaceutical company with 1996 sales of approximately $1.2 billion ("Faulding"), and Baker Norton Pharmaceuticals, a subsidiary of IVAX Corporation, a diversified international health care company with 1996 sales of approximately $1.2 billion ("IVAX" and together with Faulding, the "Strategic Partners"). Under the agreements, Faulding's territory for the sale of its commercial formulation of NBT Paclitaxel includes Australia, New Zealand and much of Southeast Asia, and IVAX's territory includes much of the rest of the world including North America, Western Europe and Japan.

  The Company supplies NBT Paclitaxel to the Strategic Partners who formulate it into a commercial drug product. IVAX's and Faulding's identical commercial formulations of NBT Paclitaxel are named Paxene/(R)/ and Anzatax/(TM)/, respectively. The Strategic Partners have agreed to fund and, with the Company's input, perform clinical trials and file for regulatory approvals of Paxene/(R)/ and Anzatax/(TM)/ in their respective territories. The Company is responsible for supplying the Strategic Partners with NBT Paclitaxel for clinical and commercial purposes. The Company is currently receiving payments from Faulding and IVAX based on clinical sales and commercial sales in territories where sales of their respective products have been approved.

  Faulding obtained regulatory approval and began marketing Anzatax/(TM)/ as a pharmaceutical for the treatment of refractory breast and ovarian cancers in Australia in January 1995, subsequently obtained regulatory approval and began marketing Anzatax/(TM)/ in China and several countries in the Middle East, and is seeking approvals to market Anzatax/(TM)/ in other countries in its defined territory. IVAX currently markets Paxene/(R)/ in two South American countries. In June 1994, IVAX filed an Investigational New Drug application for Paxene/(R)/ with the United States Food and Drug Administration (the "FDA"). IVAX has completed pivotal clinical trials of Paxene/(R)/ for three therapeutic indications, including refractory breast and ovarian cancers and Kaposi's sarcoma, a cancer typically found in patients with advanced AIDS, and on March 31, 1997, submitted a new drug application (the "Paxene/(R)/ NDA") to the FDA for Kaposi's sarcoma. BMS submitted a supplemental new drug application (an "sNDA") for Taxol/(R)/ for the treatment of Kaposi's sarcoma in February 1997, which was approved by the FDA in August 1997. Such approval resulted in orphan drug status for the use of Taxol/(R)/ in Kaposi's sarcoma, with the implications described below in the section entitled "Recent Developments". There can be no assurance that IVAX will be successful in obtaining any necessary regulatory approvals or that IVAX will successfully market Paxene/(R)/ even if such approvals are obtained. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."
-------------------
/1/ Taxol/(R)/ is a registered trademark of Bristol-Myers Squibb Company for an anti-cancer pharmaceutical preparation containing paclitaxel.

  The Company's EIP/(TM)/ technology is designed to extract, isolate and purify paclitaxel and other taxanes (compounds structurally similar to paclitaxel that can be synthesized into paclitaxel) from renewable sources of biomass, such as needles and limbstock harvested from cultivated yew bushes. In order to have access to a more consistent and reliable source of Taxus biomass for use in the production of NBT Paclitaxel, the Company has entered into agreements with, among others, PRT Biopharms, Inc. ("PRT"), a subsidiary of Pacific Regeneration Technologies, Inc., one of Canada's largest reforestation companies, and Zelenka Nursery, Inc. ("Zelenka"), the largest commercial grower of ornamental yew trees for the horticulture industry in the United States, to grow cloned cultivated yew trees and bushes on a large scale. The Company is currently constructing a large-scale commercial EIP/(TM)/ manufacturing facility with planned capacity to meet the expected commercial needs of the Strategic Partners through 1999. In addition, in order to increase production yields of NBT Paclitaxel and reduce manufacturing cost, the Company is developing, and has applied for patent protection for, a semi-synthetic process for manufacturing NBT Paclitaxel from certain other taxanes contained in renewable biomass sources. Upon completing development of this semi-synthetic process, the Company anticipates the filing of an sNDA for such process. There can be no assurance when or if this sNDA will be filed, or if filed, whether such sNDA will be approved by the FDA.

  The Company was incorporated as a Washington corporation in 1991 and was reincorporated as a Delaware corporation in 1993. The Company has one material subsidiary, NaPro BioTherapeutics (Canada), Inc., a British Columbia Company ("NaPro Canada"). All references herein to the "Company" include its subsidiaries, unless the context requires otherwise.

  The Company's principal executive offices are located at 6304 Spine Road, Unit A, Boulder, Colorado 80301. Its telephone number is (303) 530-3891.

                              RECENT DEVELOPMENTS

REGULATORY STATUS

  At a meeting of the FDA's Oncologic Drugs Advisory Committee (the "ODAC") held September 19, 1997, the ODAC recommended by a unanimous vote that the Paxene/(R)/ NDA be approved by the FDA for use "after failure of first-line or subsequent systemic chemotherapy for the treatment of advanced AIDS-related Kaposi's sarcoma.'' The FDA often follows the recommendation of its advisory committees, though it is not bound to do so. There can be no assurance as to the timing or outcome of the decision of the FDA. If Paxene/(R)/ is approved by the FDA, the labeled use of Paxene/(R)/ may differ from that recommended by the ODAC. See "Risk Factors--Potential for Investors to Bear Risk FDA Does Not Approve the Paxene/(R) / NDA or Delays Action" and "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

  Under the federal Orphan Drug Act of 1983, as amended, and the regulations promulgated thereunder (the "Orphan Drug Act"), new drugs developed for the treatment of rare diseases may receive orphan drug status. Orphan drug status is granted for new drugs which are intended to treat no more than 200,000 people per year with a specific indication. The principal benefit of receiving orphan drug status with respect to a particular drug approval is that upon approval, the recipient is entitled to be the exclusive marketer in the United States of the particular product, with respect to the designated disease indication, for seven years.

  Although BMS has been granted orphan drug approval for Taxol/(R)/ for the treatment of Kaposi's sarcoma, it is possible that IVAX also may be granted approval for Paxene/(R)/ for Kaposi's sarcoma. The Orphan Drug Act provides that if another applicant can demonstrate "clinical superiority", as defined in the Orphan Drug Act, to an approved orphan drug, the second applicant can also receive FDA approval as an orphan drug for its treatment of the particular disease. Likewise, a second approval may be granted if there is a definable subset of the disease for which the drug is effective. The Company believes that the Paxene/(R)/ NDA contains information demonstrating these differences from Taxol/(R)/. There can, however, be no assurance that the FDA will conclude that such differences exist. It is possible that, as a result of the orphan drug status of BMS's Taxol/(R)/, the Orphan Drug Act will delay, for seven years from August 4, 1997, approval of the Paxene/(R)/ NDA for the treatment of Kaposi's sarcoma, even if it is otherwise approvable.

ISSUANCE OF SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

  On December 8, 1997, the Company closed a private placement of 5,000 shares of its Series C Senior Convertible Preferred Stock (the "Preferred Shares"). The Preferred Shares were sold for $1,000 per share, accrue dividends of $50 per anum per share (which may be paid, at the option of the Company, in cash or in shares of Common Stock), and are convertible into Common Stock as follows:
until April 6, 1998, each share of Preferred Stock is convertible at a price per share (based upon the $1,000 value of each Preferred Share) of $10.00; thereafter, each Preferred Share, together with accrued and unpaid dividends, is convertible at a price per share of Common Stock at a discount of 5% from the market price of the Common Stock computed from selected dates prior to the conversion. If not converted into shares of Common Stock prior to December 8, 2000, at the Company's option, the Preferred Shares may be redeemed either for cash or for a Redemption Price Note, issued in the amount of the number of Preferred Shares then outstanding times the sum of: (a) $1,000 and (b) the amount of accrued and unpaid dividends (including interest in arrears on such unpaid dividends). Such Redemption Price Note would bear interest at a rate of 13.75% per annum.

                                 RISK FACTORS

  In addition to the other information in this Memorandum, the following factors should be considered carefully by potential investors in evaluating an investment in the shares of Common Stock offered hereby. Special Note: Certain statements set forth below constitute "forward-looking statements" within the meaning of the federal securities laws. See "Special Note Regarding Forward-Looking Statements" on page v and vi for additional factors relating to such statements.

  Early Stage of Product Development; Dependence on Paclitaxel. The Company has a limited relevant operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the evolving, heavily regulated pharmaceutical industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered in shifting from development to commercialization of new products. Since its inception, the Company has devoted its efforts almost entirely to the development and implementation of its EIP/(TM)/ and semi-synthetic technology processes for producing NBT Paclitaxel. The Company currently has no other drugs in clinical trials and has conducted very limited investigation into additional product possibilities. The Company cannot predict when, if ever, it will identify or successfully develop any additional product candidates or any additional products. The Company is exclusively dependent on the sales by the Strategic Partners of their respective formulations of NBT Paclitaxel for revenue for the foreseeable future. The Company's production of NBT Paclitaxel continues to be limited to small-scale production for use by the Strategic Partners for research and development, use in clinical trials and limited commercial sales. The Company's future growth and profitability will depend upon, among other things, the ability of the Company to complete development of its EIP/(TM)/ technology, develop large-scale commercial manufacturing capacity sufficient to meet the requirements of the Strategic Partners, operate without infringing on the patent or proprietary rights of others, obtain regulatory approval for its manufacturing processes, including using biomass sources other than the bark of the wild Pacific yew for the production of NBT Paclitaxel, and develop and obtain regulatory approval for the formulation of its semi-synthetic paclitaxel, of which there can be no assurance. The Company's growth and profitability is also dependent on the success of the Strategic Partners in advancing their respective formulations of NBT Paclitaxel through regulatory processes in the United States and other countries around the world, and in fostering commercial acceptance of their formulations of NBT Paclitaxel in the oncological market as a form of chemotherapy. This will require substantial additional clinical testing and marketing efforts and the expenditure of significant funds by the Strategic Partners. Although Anzatax/(TM)/ is currently approved for commercial sale in Australia, China and several countries in the Middle East and Paxene/(R)/ is currently approved for commercial sale in two South American countries, the Strategic Partners have not received regulatory approval in other countries, including the United States. Such approval from other countries, including the United States, may or may not be received in the near future. Clinical testing of the safety and efficacy of new drugs takes several years, and the time required to commercialize new drugs cannot be predicted with accuracy. Product development of pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects, inadequate therapeutic efficacy or competitive and technological developments could slow or prevent the product development efforts of the Company and the Strategic Partners and have a material adverse effect on the Company. There can be no assurance that the Strategic Partners' formulations of NBT Paclitaxel will receive the necessary regulatory approvals, prove safe and effective, be capable of being produced in commercial quantities at acceptable cost or be successfully marketed by the Strategic Partners in the oncological market. The failure of the Strategic Partners' formulations of NBT Paclitaxel to achieve any of the foregoing would have a material adverse effect on the Company and could result in the Company being forced to discontinue operations. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

  Dependence on Strategic Alliance Partners. The Company has entered into long-term agreements with the Strategic Partners pursuant to which the Strategic Partners have assumed control of the clinical development and commercialization of their formulations of NBT Paclitaxel in their respective territories, including conducting clinical trials and preparing and filing regulatory submissions. The Company is responsible for the manufacture of NBT Paclitaxel as a pharmaceutical under current good manufacturing practices ("cGMP") to satisfy the Strategic Partners' clinical and commercial needs. The Company has limited independent clinical testing and marketing capabilities and experience. In the event that either of the agreements with the Strategic Partners were to be terminated, there can be no assurance that the Company would be able to enter into new, comparable agreements, or establish its own marketing and sales force to market a commercial formulation of NBT Paclitaxel effectively on a global basis and compete with BMS and others, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Sales of NBT Paclitaxel to the Strategic Partners constituted substantially all of the Company's revenue during the year ended December 31, 1996 and the nine months ended September 30, 1997, and the Company expects that sales to the Strategic Partners will continue to constitute substantially all of the Company's revenue for the foreseeable future.

  There can be no assurance that the Strategic Partners will perform their respective obligations under these agreements, that they will be successful in their clinical trials or in receiving the necessary regulatory approvals for their commercial formulations of NBT Paclitaxel, or that they will be successful in marketing and distributing their commercial formulations of NBT Paclitaxel if regulatory approvals are received. The failure of the Strategic Partners to perform any such obligations or to be successful in marketing their commercial formulations of NBT Paclitaxel would have a material adverse effect on the Company. Furthermore, there can be no assurance that business conflicts will not arise between the Strategic Partners or between the Company and the Strategic Partners over paclitaxel or non-paclitaxel anti-cancer drugs that may be produced by the Strategic Partners. In addition, the agreements with the Strategic Partners are subject to termination under various circumstances. Faulding may terminate its agreement with the Company upon the occurrence of certain events, including the following: (i) if Faulding becomes controlled by a pharmaceutical company that sells paclitaxel in the Faulding territory; (ii) if the Company becomes controlled by IVAX or BMS; (iii) if the Company is purchased by a pharmaceutical company which sells paclitaxel in the Faulding territory and that company refuses to be bound by the terms of the Faulding agreement; or (iv) if the Company is unable to meet the paclitaxel supply requirements of Faulding as defined under the agreement. IVAX may terminate its agreement if the Company materially breaches the agreement. Pursuant to the agreement, a material breach includes the Company's failure to meet the supply requirements of IVAX for a continuing three-year period. In addition, if the Company is unable to meet at least 75% of its supply obligations to IVAX for a continuing period of 90 days, IVAX may have the right to obtain certain confidential manufacturing information and to have paclitaxel manufactured by a third party. Termination of the agreements under certain of the circumstances set forth above could prevent the Company from selling NBT Paclitaxel in the Faulding and IVAX territories for two years and three years following termination, respectively. If either of the Strategic Partners terminates or breaches its agreement, such termination or breach could have a material adverse effect on the Company and could result in the Company being forced to discontinue operations.

  Under the agreement with Faulding, the Company is paid a fixed sum for NBT Paclitaxel supplied for non-commercial uses, and a fixed percentage of Faulding's sales price for NBT Paclitaxel supplied for commercial use. Title to the NBT Paclitaxel and risk of loss pass upon shipment by the Company; the sales are unconditional other than for the failure of product to meet specifications. The Company recognizes the corresponding revenue at the time of shipment of NBT Paclitaxel to Faulding, based upon the forecast allocations of sales and estimated prices submitted by Faulding. Consideration is given to amounts intended for commercial and non-commercial use. For commercial use sales calculations, further consideration is given to sales quantities and price by respective country in the Faulding territory. However, Faulding may or may not use the NBT Paclitaxel in accordance with the original intent indicated on its purchase orders. Additionally, Faulding's actual selling price may differ from the amounts originally budgeted and indicated to the Company. For each year ended March 31, Faulding reports to the Company the final amount of sales, the actual end use of product supplied by the Company and the actual sales price per gram for commercial use sales. The Company calculates an adjustment, which may either increase or decrease the Company's revenue from sales of products to Faulding during the prior twelve months. The adjustment is invoiced or remitted to Faulding. In that both Faulding and the Company share the risks and benefits of price changes, both Faulding and the Company bear the risk of loss in the event of a decline in the market value of the goods. Although price adjustments are outside the control of the Company, management does not expect the adjustments to be material to the financial statements because the Company uses a projection prepared by Faulding to price the invoice, the customer has an absolute contractual obligation to pay the invoice, and historical data have shown that the estimates have been materially accurate when compared to the final pricing.

  Government Regulation; No Assurance of Regulatory Approval. The research and development, manufacture, preclinical and clinical testing, distribution and marketing of pharmaceutical products, including NBT Paclitaxel and formulations of NBT Paclitaxel, are subject to extensive regulation by numerous governmental authorities in the United States and other countries. The process of obtaining regulatory approval by the FDA and other required regulatory approvals is lengthy, expensive and uncertain. Prior to marketing in the United States, product candidates, including Paxene/(R)/, must undergo extensive preclinical and clinical testing to satisfy the FDA that they are safe and efficacious in each clinical indication (the specific condition intended to be treated), dosage, dose schedule and route of administration for which approval for use is sought. In addition, approval by analogous regulatory authorities in other countries must be obtained prior to commencing marketing of pharmaceutical products in those countries. The approval process varies from country to country and approval for sale in one country may facilitate, but does not ensure, approval in other countries. Delays in obtaining regulatory approvals would adversely affect the development, testing and marketing of Paxene/(R)/ and Anzatax/(TM)/ and the ability of the Company to generate revenue from the sales of such products. While certain of the Company's employees have some experience in conducting and managing the preclinical and clinical testing and regulatory processes necessary to obtain regulatory approval, the Company is relying almost exclusively on the Strategic Partners to manage the process of taking their commercial formulations of NBT Paclitaxel through the numerous clinical tests and regulatory processes necessary to gain approval for use in those countries that Faulding or IVAX are targeting for commercial sales of Paxene/(R)/ and Anzatax/(TM)/. There can be no assurance that NBT Paclitaxel, or any other product candidate developed by the Company, will prove to be safe and effective in clinical trials or that the Strategic Partners will obtain regulatory approvals for their commercial formulations of NBT Paclitaxel in a timely manner, or at all. Even if regulatory clearance is obtained, such commercial formulations are subject to continual review, and later discovery of previously unknown defects or failure to comply with the applicable regulatory requirements may result in restrictions on marketing or withdrawal from the market as well as possible civil or criminal sanctions.

  Before receiving regulatory approval to market Paxene/(R)/ and Anzatax/(TM)/, the Company and the Strategic Partners will have to demonstrate that Paxene/(R)/ and Anzatax/(TM)/ represent a safe and effective therapy. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, preclinical and clinical trials, and FDA regulatory review. If regulatory approval of Paxene/(R)/ and Anzatax/(TM)/ is granted, such approval will be limited to those disease indications for which the product is, as demonstrated through clinical studies, safe and effective. Furthermore, approval may entail ongoing requirements for post-marketing studies. In order for regulatory approval to be obtained, manufacturers of therapeutic products sold in the United States are required to satisfy the FDA that their manufacturing facilities and processes adhere to applicable standards, including cGMP, and to engage in extensive record-keeping and reporting. Failure to comply with cGMP regulations may result in restrictions on Paxene/(R)/'s marketing or manufacture and may result in product seizures, product recalls or withdrawal of the product from the market. Compliance with such regulations is costly and requires substantial time and attention. Following an inspection of the Company's manufacturing facilities in Canada and the United States by an auditor of the Australian Therapeutic Goods Administration ("TGA"), Australia's equivalent of the FDA, the TGA issued approvals to the Company as an Australian cGMP compliant paclitaxel manufacturer. The Company's current United States manufacturing facilities have been inspected by the FDA, but there can be no assurance that the Company will receive approval from the FDA.

  The majority of clinical trials performed with NBT Paclitaxel utilized product manufactured from the Company's inventory of bark from the wild Pacific yew tree. The Company has, however, included product manufactured from needles and limbstock harvested from cultivated yew trees and bushes in its Drug Master File ("DMF") which the Company filed in support of the Paxene/(R)/ NDA. Furthermore, product manufactured from needles and limbstock harvested from the Company's plantation has been demonstrated to be equivalent to product derived from bark, and the resulting data have been filed in the Paxene/(R)/ NDA. United States regulatory approval by the FDA is required to make this change in biomass source. It has been necessary to demonstrate that paclitaxel extracted from a different species is equivalent to a reference material which has been previously characterized and tested. Similarly, the same type of demonstration will have to be made for NBT Paclitaxel produced using the Company's planned semi-synthetic manufacturing process. The production of NBT Paclitaxel semi-synthetically was not submitted for approval in the initial NDA filing. The Company anticipates that the semi-synthetic process will be included in an sNDA to be filed after the initial approval of Paxene/(R)/. There can be no assurance that regulatory approval will be received on a timely basis, if at all. Failure to receive such approval would have a material adverse effect on the Company's business, financial condition and results of operations, and could result in the Company being forced to discontinue operations.

  The Orphan Drug Act generally provides incentives to manufacturers to undertake development and marketing of products to treat relatively rare diseases or diseases where fewer than 200,000 persons in the United States would be likely to receive the treatment. A drug that receives orphan drug designation by the FDA and is the first product to receive FDA marketing approval for its product claim is entitled to a seven-year exclusive marketing period in the United

States for that product claim. A drug that is considered by the FDA to be different than a particular orphan drug is not barred from sale in the United States during such seven-year exclusive marketing period. BMS's Taxol/(R)/ has been granted orphan status for the treatment of Kaposi's sarcoma. IVAX's Paxene/(R)/ can also receive approval as an orphan drug for Kaposi's sarcoma. The Orphan Drug Act provides that if another applicant can demonstrate "clinical superiority", as defined in the Orphan Drug Act, to an approved orphan drug, the second applicant can also receive FDA approval as an orphan drug for its treatment of the particular disease. Likewise, a second approval may be granted if there is a definable subset of the disease for which the second drug is effective. The Company believes that the Paxene/(R)/ NDA contains information demonstrating such differences from Taxol/(R)/. There can, however, be no assurance that the FDA will conclude that such differences exist. It is possible that, as a result of the orphan status of BMS's Taxol/(R)/, the Orphan Drug Act will delay, for seven years from August 4, 1997, approval of the Paxene/(R)/ NDA, even if it is otherwise approvable. See "Recent Developments."

  The Company is subject to United States laws and regulations applicable to exporting drugs. On April 26, 1996, the export provisions in the Food, Drug and Cosmetic Act (the "FDC Act") were amended in Chapter 1A of Title II, Supplemental Appropriations For The Fiscal Year Ending September 30, 1996, in the "FDA Export Reform and Enhancement Act of 1996" to authorize the export of a drug before marketing approval is obtained in the United States, to any country, if the drug (i) complies with the laws of the importing country and (ii) has valid marketing authorization by the appropriate authority in a country listed by the statute, one of which is Australia. The Company has received valid marketing authorization from Australia. Thus, if the other statutory conditions are met, the Company believes that future exports from the United States of NBT Paclitaxel labeled in accordance with the laws of Australia and, for countries other than Australia, the laws of the importing country, should be permissible without an FDA permit or other FDA approval, although no such assurance can be given.

  The Company is also subject to, among others, the regulations of Canada, the Province of British Columbia, the United States Environmental Protection Agency, the Department of Interior (United States Fish and Wildlife Services and the Bureau of Land Management), the Department of Agriculture (United States Forest Service) and other countries and regulatory agencies. Pursuant to the National Environmental Policy Act, the Company, in connection with the NDA submission, has prepared an Environmental Assessment that addresses the potential environmental impacts of the Company's operations. Such Environmental Assessment includes discussion of the Company's procurement of wild harvested biomass obtained from the Pacific yew tree which was used in the Company's production of NBT Paclitaxel. Although the Company ceased harvesting bark in August 1994, and does not currently utilize the Pacific yew in the manufacture of NBT Paclitaxel, there can be no assurance that the FDA will find that the Company's present or past activities do not create a significant impact on the environment. If the FDA concludes that a significant environmental impact exists, this finding could lead to a delay in or possibly a bar to regulatory approval of Paxene/(R)/. The Company is also subject to federal, state and local laws and regulations governing the use and disposal of hazardous materials as well as regulations imposed by the Occupational Safety and Health Administration governing worker safety. There can be no assurance that the Company is at all times in complete compliance with all such requirements. The Company has made and will continue to make expenditures to comply with environmental requirements. Compliance with these regulations is time-consuming and expensive. The failure to comply with these regulations, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The adoption by federal, state, local or foreign governments of significant new laws or regulations or a change in the interpretation or implementation of existing laws or regulations relating to environmental or other regulatory matters, including FDA requirements, could increase the cost of producing NBT Paclitaxel, delay regulatory approval, preclude continued marketing or otherwise adversely affect the Company's ability to produce or sell NBT Paclitaxel. Adverse governmental regulations which might arise from future legislative or administrative regulations or other actions cannot be predicted. In addition, the Company's activities have been opposed by the Oregon Natural Resources Council ("ONRC") because of its concern over wild Pacific yew in old growth forests. Even though the Company no longer harvests biomass from the bark of the wild Pacific yew and does not intend to do so in the future, there can be no assurance that the ONRC and other environmental activist groups will not oppose other activities of the Company, which may have the effect of delaying or halting production of NBT Paclitaxel, each of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited Product Sales; History of Significant Operating Losses; Anticipated Future Losses. Since its inception, substantially all of the Company's revenue has come from sales of NBT Paclitaxel to the Strategic Partners for clinical trials and limited commercial sales. The Company has generated only limited revenue and has incurred significant operating losses, including operating losses of approximately $6.0 million, $4.3 million and $7.1 million for the years ended December 31, 1994, 1995 and 1996, respectively, resulting in an accumulated deficit of $25.5 million as of December 31, 1996. For the nine months ended September 30, 1997, operating losses were approximately $11.0 million (unaudited) and as of September 30, 1997, the accumulated deficit was $36.5 million (unaudited). In addition, losses are continuing and will continue until such time, if ever, that the Company is able to generate sufficient revenue from sales of NBT Paclitaxel to cover its expense. The Company expects to incur significant operating losses at least through 1997 and the third quarter of 1998, if not longer, as the Company scales up its manufacturing capabilities and develops and secures new sources of biomass to produce NBT Paclitaxel. Furthermore, the Company's ability to achieve profitability depends on the ability of the Strategic Partners to obtain required regulatory approvals in the United States, among other places, and successfully market their commercial formulations of NBT Paclitaxel as well as to operate in a competitive environment. The Company's profitability will also depend on its ability to establish and operate FDA-approved manufacturing facilities that produce NBT Paclitaxel in sufficient quantities on a timely basis to supply the Strategic Partners' requirements and to operate without infringing on the patents and proprietary rights of others. There can be no assurance that any of such events will occur, that the Company's revenue will increase or that the Company will ever achieve profitable operations.

  Potential Limitations on the Availability of Raw Materials. Through August 1994, the Company harvested bark of the wild Pacific yew tree as the primary raw material used in the Company's production of NBT Paclitaxel. Harvesting the bark from Pacific yew trees generally requires cutting down the trees. This practice has been the subject of environmental controversy between pharmaceutical companies, governmental agencies regulating public lands and environmental activist groups due to the prevalence of some wild Pacific yew trees located in old growth forests which are frequently the habitat of the spotted owl and other endangered species. As such, there can be no assurance that the bark of the wild Pacific yew tree will be available for the production of NBT Paclitaxel in the future. The Company has developed its EIP/(TM)/ technology to extract paclitaxel and other taxanes from non-bark sources of yew bushes. The use of non-bark sources for paclitaxel may require additional regulatory approval, of which there can be no assurance. See "Risk Factors-- Government Regulation; No Assurance of Regulatory Approval."

  To improve its access to raw materials for the production of NBT Paclitaxel and to help avoid environmental issues, the Company is implementing a plantation strategy pursuant to which it grows cultivated yew bushes which it believes may provide it with a renewable source of biomass. The Company has entered into agreements with PRT and Zelenka pursuant to which PRT and Zelenka, respectively, grow and harvest cultivated yew bushes for the Company. The Company also is supplementing its supply of biomass obtained from PRT and Zelenka by entering into additional agreements to purchase biomass and mature yew bushes from commercial growers and, if economical, to develop its own plantations. There can be no assurance that the Company will be able to enter into additional agreements on acceptable terms or at all or that the Company will be successful in developing its own plantations. In addition, there can be no assurance that the arrangements with PRT and Zelenka will prove successful in supplying biomass in adequate quantities or of sufficient quality to satisfy the Strategic Partners' commercial requirements, or that alternate sources of biomass will be available to the Company, if necessary for its operations, on commercially reasonable terms, in sufficient quantities. The biomass used for NBT Paclitaxel may also be difficult to obtain in the future due to many other factors, including environmental regulation and litigation, geographic location, weather patterns, scarcity, destruction by insects, vandalism, fire and other natural disasters. Moreover, yew biomass is subject to a very long product cycle (between four and five years) between the planting of the yew trees and bushes and harvesting, and accordingly, mature yew trees and bushes, if destroyed or damaged, cannot be replaced on a timely basis. The paclitaxel content of the biomass obtained by the Company may also vary as a result of fluctuations in temperature, humidity, soil content and age of the biomass source as well as geographical area. Failure to obtain an adequate supply of quality biomass on a timely basis would limit or preclude the Company's ability to manufacture NBT Paclitaxel and would have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited Manufacturing Experience; Dependence on a Commercial-Scale Paclitaxel Manufacturing Facility; Technological Challenges. Although the Company has constructed and currently operates small-scale manufacturing facilities in the United States and Canada, the Company has limited experience in producing NBT Paclitaxel in large-scale commercial quantities adequate to support sales in a major market. Since its inception, the Company has produced NBT Paclitaxel only in quantities necessary for research and clinical trials and limited commercial sales. The Company does not currently have the facilities necessary to manufacture NBT Paclitaxel in large-scale commercial quantities. The Company is currently in the process of constructing a large-scale commercial EIP/(TM)/ manufacturing facility in Boulder, Colorado with the expected capacity to produce a sufficient volume of NBT Paclitaxel to meet the Strategic Partners' expected needs through 1999. In order to increase its capacity to manufacture NBT Paclitaxel, the Company is currently developing a semi-synthetic process. If the Company successfully develops a semi-synthetic process and receives the required regulatory approvals, the Company intends to either expand its current facility under construction to accommodate semi-synthetic manufacturing or construct a separate semi-synthetic manufacturing facility. There can be no assurance, however, that the proposed large-scale commercial EIP/(TM)/ manufacturing facility or semi-synthetic manufacturing facility will be completed, or, if completed, be adequate to supply the Strategic Partners' commercial long-term needs. In addition, there can be no assurance that the Company will receive the necessary regulatory approvals for its manufacturing facilities or processes. The success of the Company's manufacturing facilities will depend upon its ability to successfully adapt its EIP/(TM)/ technology for large-scale commercial production of NBT Paclitaxel. The adaptation of such technologies to accommodate increased production volumes may result in significant expense and is subject to numerous risks, including unanticipated problems and delays. There can be no assurance that the Company will successfully scale up its EIP/(TM)/ technology to large-scale commercial production on a timely basis, if at all. There also can be no assurance that the Company will be able to achieve at any facility the product yields and operating efficiencies necessary to produce NBT Paclitaxel at a competitive cost. The Company's failure to adapt its technology for large-scale commercial production and to establish and successfully operate large-scale commercial manufacturing facilities at a competitive cost would have a material adverse effect on the Company. In addition, although the Company performs its own procedures for isolation and purification of paclitaxel and other taxanes, the Company currently has a contract with a third party for the extraction of crude paclitaxel and other taxanes from yew biomass. This contract provides for less capacity than the EIP/(TM)/ facility currently under construction. Accordingly, to meet the expected increase in demand and to provide for an alternative source of supply for NBT Paclitaxel if regulatory approvals are obtained, the Company must either contract out its large-scale extraction requirements or build an extraction facility. There can be no assurance that such a contract can be obtained on commercially reasonable terms, if at all, or that an extraction facility can be constructed in a timely fashion and receive the necessary regulatory approvals. The failure of the Company to secure a large-scale extraction contract or to construct a regulatory-approved extraction facility on a timely basis in order to meet its supply obligations to the Strategic Partners could have a material adverse effect on the Company.

  Rapid Technological Change; Intense Competition. The biopharmaceutical industry is subject to rapid and significant technological change. The Company competes with all entities developing and producing therapeutic agents for cancer treatment or other diseases which may be the subject of future product development efforts of the Company. These entities include numerous academic and research organizations and pharmaceutical and biotechnology companies pursuing production of, among other things, genetically engineered drugs, drugs manufactured through chemical synthesis and cell-tissue growth, as well as companies specifically pursuing the production of paclitaxel for commercial sale from natural product extraction techniques. The Company's competitors may succeed in developing technologies, products and processes that render the Company's processes and/or products obsolete or non-competitive and which may have a material adverse effect on the Company's business, financial condition and results of operations. Many companies and research institutions are seeking means to obtain paclitaxel and other taxanes from renewable biomass components of yew trees and other sources in order to increase potential paclitaxel yields, avoid environmental concerns and reduce the cost of biomass. Although the Company has engineered a technology for the extraction, isolation and purification of NBT Paclitaxel from bark and renewable parts of yew trees and bushes, the development by others of manufacturing methods for paclitaxel-containing biomass sources that are significantly less costly than the Company's could have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the Company is aware of several potential competitors that have developed and patented or are developing various processes for producing paclitaxel and paclitaxel-related substances semi-synthetically and through other processes and which have resulted or may result in products that are as effective or more effective than paclitaxel extracted from the bark of yew trees. Although the Company is currently conducting research to increase product yield through a semi-synthetic process incorporating its proprietary and licensed technology, no assurance can be given that technical problems will not be encountered in developing such technology for clinical or commercial use or that any semi-synthetic process that may be developed by the Company will not be deemed to infringe on the proprietary rights of others or will itself be protectable by patents. In addition, although the Company believes the production of total synthetic paclitaxel is not currently commercially viable, the discovery by a third party of a cost-effective means to totally synthesize paclitaxel in commercial quantities or the manufacture of taxane derivatives or analogs that are more efficacious than NBT Paclitaxel in treating cancer would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, many of these competitors, including BMS which currently dominates the paclitaxel market, have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than the Company. The Company expects BMS to compete intensely to maintain its dominance of the paclitaxel market, including through pursuit of an aggressive patent strategy. The Company's competitors may succeed in obtaining patents which limit or preclude the Company from producing NBT Paclitaxel or in developing products that are more effective or less costly than any that may be developed by the Company, including NBT Paclitaxel, or that gain regulatory approval prior to, or that are marketed more successfully than, the Company's products, any of which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Uncertainty of Protection of Patents and Proprietary Technology; Reliance on Trade Secrets" and "Risk Factors--Uncertainty Related to Patent Proceedings."

  BMS is already marketing paclitaxel commercially in the United States, Australia, Canada, Europe and certain other territories, and Rhone-Poulenc Rorer ("RPR"), a large multinational pharmaceutical company, has developed a proprietary analog of paclitaxel called docetaxel, which has a microtubule binding mechanism of action similar to that of paclitaxel. In May 1996, docetaxel, which is marketed by RPR under the trademark Taxotere/(R)/, was approved by the FDA for treatment of anthracycline-resistant breast cancer in patients without impaired liver function. In addition, upon expiration in December 1997 of the marketing protection from generic competition currently afforded to BMS's paclitaxel compound under the 1984 Waxman-Hatch Amendment to the FDC Act, NBT Paclitaxel, if approved, may be subject to competition from generic paclitaxel pharmaceuticals in the United States. In Europe, a similar exclusivity period extends for ten years from approval. The Company is aware that Yew Tree Pharmaceuticals B.V., a Netherlands company, sells generic paclitaxel in the Netherlands. Immunex Corporation has received approval to sell generic paclitaxel in Canada. Mylan Pharmaceuticals, Inc. has entered into an exclusive licensing agreement with Phytogen International LLC to develop, manufacture and market generic paclitaxel in the United States, Canada and Mexico. The success of competitors, including generic manufacturers, in entering the paclitaxel market may limit or foreclose the Company's market opportunity.

  Uncertainty of Protection of Patents and Proprietary Technology; Reliance on Trade Secrets. The Company's success depends, in part, on its ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Where appropriate, the Company seeks protection of its proprietary technology by applying for patents in the United States and abroad. The Company owns several United States patents and has several United States patent applications pending. The Company has filed patent applications in certain other areas of the world and expects to make additional filings as it believes appropriate. In addition, the Company has obtained licenses from third parties to use their proprietary technology, for which patent applications have been filed in the United States and in certain other areas of the world. There can be no assurance that either the Company's or its licensors' existing patent applications will become issued patents or, if issued, that the coverage claimed in the applications will not be significantly reduced prior to issuance, or that the Company will be able to obtain any necessary or desired additional licenses to patents or technologies of others or that the Company will be able to develop its own additional patentable technologies. There can be no assurance that any future patents issued to the Company, if any, will provide it with competitive advantages or that products or processes covered by any such patents will not be challenged as infringing upon the patents or proprietary rights of others, or that any such patents will not be invalidated, or that the patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to do business. Patent applications in the United States are maintained in secrecy until patents are issued, and patent applications in certain other countries generally are not published until more than 18 months after they are filed. In addition, publication of scientific or patent literature often lags behind actual discoveries. As a result, the Company cannot be certain it, or any of its licensors, was the first creator of inventions covered by the Company's or its licensors' pending patent applications or that the Company or its licensors were the first to file such applications. Furthermore, there can be no assurance that others will not independently develop similar technology or, if patents are issued to the Company, that others will not design technology to circumvent the Company's patents or proprietary rights.

  A substantial majority of the Company's proprietary technology is not protected by patents and is held by the Company as trade secrets, including much of its EIP/(TM)/ technology. The Company's success will depend in part on its ability to protect trade secrets for extracting, isolating and purifying paclitaxel and other technology. The Company relies on proprietary know-how and confidential information and employs various methods, such as entering into confidentiality and non-compete agreements with its current employees and consultants and with third parties to whom it divulges proprietary information, to protect the processes, concepts, ideas and documentation associated with its technologies, including its NBT Paclitaxel production process. Such methods may afford incomplete protection, and there can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire or independently develop information which the Company considers to be proprietary. In addition, if the Company is unable to fulfill its contractual obligations to IVAX relating to its supply of NBT Paclitaxel, the Company may, under certain circumstances, be contractually obligated to disclose proprietary manufacturing information to IVAX. The inability to maintain its trade secrets for its exclusive use could have a material adverse effect on the Company.

  The patent position of pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions. Paclitaxel is an unpatentable, naturally occurring compound. A large number of compositions containing paclitaxel, as well as processes and other technologies, including those relating to processing paclitaxel and other taxanes and preparing the drug for finished formulation and administration, are or may be patented. Certain of these patents are owned by BMS and RPR, two of the Company's primary competitors. The Company is aware of competitors and potential competitors who are pursuing patent protection for various aspects of the extraction, preparation and production of natural and semi-synthetic paclitaxel. In the event that the Company's technology, products or activities are deemed to infringe upon the rights of others, including but not limited to BMS and RPR, the Company could be subject to damages or enjoined from using such technology, or the Company could be required to obtain licenses to utilize such technology. No assurance can be given that any such licenses would be made available on terms acceptable to the Company, or at all. If the Company were unable to obtain such licenses, it could encounter significant delays in product market introductions while it attempted to design around the patents or rights infringed upon, or could find the development, manufacture or sale of products requiring such licenses to be foreclosed. In addition, the Company could experience a loss of revenue and may incur substantial cost in defending itself and indemnifying the Strategic Partners in patent infringement or proprietary rights violation actions brought against it or either of the Strategic Partners. The Company could also incur substantial cost in the event it finds it necessary to assert claims against third parties to prevent the infringement of its patents and proprietary rights by others. Participation in such infringement proceedings could have a material adverse effect on the Company, even if the eventual outcome were favorable.

  Uncertainty Related to Patent Proceedings. On May 14, 1997, BMS was issued a European Patent. The claims of this European Patent relate to certain methods of treatment with paclitaxel. On the same day, the Company instituted revocation proceedings in the United Kingdom against this European Patent as issued in the U.K. and a separate but related British Patent also owned by BMS. On November 26, 1997, the Company and Baker Norton Pharmaceuticals, a subsidiary of IVAX were served with a writ, alleging infringement of these U.K. patents. the Company has been advised by counsel in the U.K. that it is likely that the revocation and infringement actions will be consolidated and tried in May of 1998. Because of the early stage of the revocation proceedings, and issues regarding the scope and validity of these patents, the Company cannot assess the impact which these patents may have on the Company's business. If such patents are upheld, and either the Company or IVAX is determined to infringe such patents, such events may have a material adverse impact on the Company.

  In September 1993 and August 1994, BMS received two Australian petty patents claiming certain methods of administering paclitaxel. Australian petty patents have a maximum term of six years, are allowed to contain only three claims (one independent and two dependent) and are granted on the basis of a prior art search which is significantly more limited in scope than the searches done prior to issuance of standard patents. Following publication of these patents, Faulding instituted legal action to revoke these patents on the grounds that the patent claims are invalid and that the subject matter claimed in the patents was already known prior to the claimed date of invention. In February 1995, BMS brought legal action against Faulding seeking an injunction to prevent Faulding from marketing NBT Paclitaxel pursuant to Faulding's generic approval. In March 1995, the Australian court denied BMS's request to enjoin Faulding from marketing Anzatax/(TM)/. The Company has been advised by Faulding that the legal actions brought by Faulding and BMS have been joined. Thus, BMS's claims will likely be resolved in conjunction with Faulding's revocation action. No assurance can be given, however, as to when this matter will be resolved, or that BMS will not obtain an injunction against Faulding which could prevent Faulding from marketing Anzatax/(TM)/ in Australia. If

Faulding were prevented from marketing Anzatax/(TM)/ in Australia pursuant to its generic approval, Faulding would be unable to market Anzatax/(TM)/ for commercial sale in Australia until such time as Faulding obtains its own non-generic approval which would require substantial clinical trials and a lengthy regulatory approval process. There can be no assurance that Faulding would be able to obtain its own non-generic approval in such circumstances. If BMS is successful in enforcing its patent claims against Faulding such that Faulding is unable to sell Anzatax/(TM)/ in Australia, such a result could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has received a South African patent relating to a paclitaxel formulation. In 1997, Yew Tree Pharmaceuticals B.V., a Netherlands company, filed an action in South Africa opposing such patent. Because of the early stage of the proceedings, the Company cannot assess the impact which such action may have on the Company's business.

  Uncertain Efficacy of Paclitaxel; Adverse Side Effects Associated With Use of Paclitaxel. Paclitaxel is not considered to be a long-term cure for cancer. Safety and efficacy trials completed by BMS, however, have demonstrated to the satisfaction of the FDA that paclitaxel is efficacious in treating refractory ovarian and breast cancers in accordance with their guidelines. The Company understands that other clinical trials have indicated that paclitaxel, individually and in combination with other chemotherapeutic agents, may be effective in treating other forms of cancer. Such trials are ongoing, however, and, accordingly, there is no conclusive evidence of paclitaxel's effectiveness in treating other forms of cancer. It may take several years to obtain the final results of such trials, and there can be no assurance that paclitaxel will demonstrate efficacy as a broad-spectrum anti-cancer agent or that it will prove to be more efficacious than other chemotherapeutic agents as a single agent therapy in treating any form of cancer. Like chemotherapy agents in general, the present formulation for administering paclitaxel is believed to cause adverse side effects, which, in some patients, are extensive. These side effects include hypersensitivity (allergic) reactions, which require the use of various premedications to minimize the side effects. In addition, paclitaxel has been shown to produce peripheral neuropathy (loss of sensation or pain and tingling in the extremities) and neutropenia (low white blood cell counts) which, as a result, may limit its use in certain cases. There can be no assurance that such side effects or other unintended and/or toxic side effects will not adversely affect the ability of the Strategic Partners to obtain regulatory approval for, or to market their commercial formulations of, NBT Paclitaxel.

  Future Capital Needs; Uncertainty of Additional Funding. The Company has incurred negative earnings and cash flow from operations since its inception. Substantial expenditures will be required to enable the Company to scale-up its manufacturing capabilities, acquire biomass and continue its research and development activities. The Company anticipates a significant increase in capital expenditures and operations if the Paxene/(R)/ NDA is approved. The Company's actual future capital needs will also depend upon many factors, including the cost and progress of its process and technology development activities, the cost and success of the Company's plantation strategy, the progress of the Strategic Partners' clinical development in their commercial formulation of NBT Paclitaxel, the timing and receipt of regulatory approvals, the cost involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent claims and other intellectual property rights, developments related to regulatory and reimbursement matters, competing technological and market developments, changes in or terminations of existing strategic alliances and the cost, timing and success of manufacturing scale-up, including construction of a large-scale commercial EIP/(TM)/ manufacturing facility.

  Depending on the factors described above, the Company may need to raise substantial additional funds. If additional funds are raised by issuing equity securities, further dilution to stockholders will result. Debt financing, if available, may involve restrictive covenants. If adequate funds are not available, the Company may obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, any one of which could have a material adverse effect on the Company's operations. The failure of the Company to raise capital when needed would have a material adverse effect on the Company's business, financial condition and results of operations, and could result in the Company being forced to reduce or discontinue its operations.

  Reliance on Foreign Sales. For the year ended December 31, 1996, sales of commercial formulations of NBT Paclitaxel into foreign markets accounted for approximately 72% of the Company's revenue. The Company anticipates that a significant portion of its revenue will continue to be derived from sales of its products in foreign markets until such time, if ever, as approval for commercial sale of Paxene/(R)/ in the United States has been received. A substantial portion of the Company's revenue and operations will thus continue to be subject to the risks associated with foreign business, including economic or political instability, shipping delays, changes in foreign regulatory laws governing the sale of drugs, fluctuations in foreign currency exchange rates and various trade restrictions, all of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in, the level of customs duties, export quotas, drug regulatory restrictions or other regulatory or trade restrictions could have a material adverse effect on the Company.

  Uncertainty of Third-Party Reimbursement. There is significant national concern today about the availability and rising cost of health care in the United States. It is anticipated that new federal and/or state legislation will be proposed to attempt to provide broader and better health care and to manage and contain its cost. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, the pendency or adoption of such proposals could have a material adverse effect on the Company, including its ability to raise capital, or on the market value of the Common Stock.

  In both domestic and foreign markets, sales of the Company's product candidates will depend in part on the availability of reimbursement from third-party payors, such as government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance that either Paxene/(R)/ or Anzatax/(TM)/ will be considered cost-effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development. Failure to achieve sufficient price levels for such commercial versions of NBT Paclitaxel would have a material adverse effect on the Company's business, results of operations and financial condition. Legislation and regulations affecting the pricing of pharmaceuticals may change before Paxene/(R)/ is approved for marketing. Adoption of such legislation or regulations could further limit reimbursement for medical products and services.

  Risk of Product Liability; Limited Insurance. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products. While the Company will continue to take precautions it deems appropriate, there can be no assurance that it will be able to avoid significant product liability exposure. Pursuant to the agreements with the Strategic Partners, the Company is required to indemnify the Strategic Partners for any defect in the NBT Paclitaxel that is shipped to Faulding or IVAX. Under such agreements, the Company will be indemnified by the Strategic Partners against certain product liability claims brought against the Company to the extent such liability is a result of actions by the Strategic Partners once they receive NBT Paclitaxel from the Company.
The Company currently maintains product liability insurance in the amount of $5.0 million per policy year. Product liability insurance for the pharmaceutical industry, however, generally is expensive, to the extent it is available at all. There can be no assurance that the Company will be able to maintain such insurance on acceptable terms, that it will be able to secure increased coverage as the commercial approval process for NBT Paclitaxel progresses or that its insurance policy will provide adequate protection against potential claims. A successful claim brought against the Company in excess of the Company's insurance coverage or a product recall could have a material adverse effect on the Company's business, results of operations and financial condition.

  Dependence on Management and Key Personnel; Ability to Manage Growth. The Company is highly dependent upon the services of its senior executives and certain key scientific personnel, particularly its Chairman, Leonard P. Shaykin, and its President and Chief Executive Officer, Sterling K. Ainsworth. The Company maintains a key-man life insurance policy on the life of Dr. Ainsworth in the amount of $3.0 million. Although the Company has entered into employment contracts with Mr. Shaykin, Dr. Ainsworth and Dr. Patricia A. Pilia, the Company's Vice President, BioResearch and Toxicology (collectively, the "Senior Executives"), which expire in June 1998 (collectively, the "Executive Agreements"), the loss of the services of any of the Senior Executives or other of the Company's key employees could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, Mr. Shaykin serves the Company on a part-time basis and has obligations which could divert his attention from the Company's affairs to the Company's detriment. The Company's move to large-scale commercial operations will depend upon, among other things, the successful recruiting of highly skilled managerial and technical personnel with experience in business activities such as those contemplated by the Company. Although the Company has hired a number of individuals whom the Company believes have the requisite skills and experience to allow the Company to expand its operations to a commercial scale, competition for the type of highly skilled individuals required by the Company is intense among pharmaceutical companies, health care companies, government agencies, academic institutions and other organizations. There can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain other skilled personnel on acceptable terms to help the Company manage its growth.

  Continuing Control by Existing Stockholders; Conflict of Interest. The Company's executive officers and directors beneficially own approximately 22% of the Common Stock. In addition, IVAX, one of the Strategic Partners, beneficially owns approximately 9% of the Common Stock. In the event that such stockholders were to act in concert with respect to the Company's operations, they would be in a position to substantially influence the affairs of the Company. In addition, Richard C. Pfenniger, Jr., a director of the Company, formerly served as President of the IVAX Health Care Group. There can be no assurance that conflicts of interest will not arise with respect to the foregoing or that such conflicts will be resolved in a manner favorable to the Company. See "Risk Factors--Dependence on Strategic Alliance Partners."

  Anti-Takeover Considerations; Authorization of Preferred Stock. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), Bylaws (the "Bylaws") and Section 203 of the Delaware General Corporation Law (the "DGCL") could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company's board of directors, without further stockholder approval, may issue blank check preferred stock that could have the effect of delaying or preventing a rapid change in control of the Company as well as adversely affecting the voting power of the holders of Common Stock, including the loss of voting control to others. In addition, the Certificate of Incorporation and Bylaws provide for a classified board of directors consisting of three classes of directors serving staggered terms. The Company's directors may be removed only for cause by stockholders holding not less than 80% of the shares entitled to elect the director or directors whose removal is sought.

  The Company has adopted a stockholder rights plan having both "flip-in" and "flip-over" provisions. Existing stockholders as of November 26, 1996 received the right (a "Right") to purchase a fractional share of preferred stock at a purchase price of $60 for each share of Common Stock held. In addition, until the Rights become exercisable as described below and in certain limited circumstances thereafter, the Company has issued and will issue one Right for each share of Common Stock issued after November 26, 1996. For the "flip-in provision," the Rights would become exercisable only if a person or group acquires beneficial ownership of 20% (the "Threshold Percentage") or more of the outstanding Common Stock. In that event, all holders of Rights other than the person or group who acquired the Threshold Percentage would be entitled to purchase shares of Common Stock at a substantial discount to the then current market price. This right to purchase Common Stock at a discount would be triggered as of a specified number of days following the passing of the Threshold Percentage. For the "flip-over" provision, if the Company was acquired in a merger or other business combination or transaction, the holders of such Rights would be entitled to purchase shares of the acquiror's common stock at a substantial discount.

  In addition, the Executive Agreements provide for continuation of salary and other benefits in the event employment is terminated under certain circumstances, including a change of control of the Company. Furthermore, in connection with its equity investment in the Company, IVAX agreed that for a period ending in June 2000, neither it nor any affiliate will, without the approval of a majority of disinterested directors, among other things: (i) acquire, in the aggregate, more than 20% of the Common Stock, (ii) seek control of the board of directors, or (iii) propose an acquisition of all or substantially all of the Company's assets, a merger or other business combination, or a tender offer for the Common Stock.

  Dilution. The current market price for the Common Stock is substantially higher than the current adjusted net tangible book value per share of Common Stock. Therefore, investors purchasing Shares (at the current tangible net book value and at current market prices) will incur immediate and substantial dilution.

  Absence of Dividends. The Company has never paid cash dividends on its Common Stock. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay cash dividends in the foreseeable future. In addition, future credit facilities may restrict dividend payments.

  Volatility of Stock Price. The market price of the Common Stock has been, and will likely continue to be, volatile. Factors such as the approval or non-approval of the Paxene/(R)/ NDA, the Company's financial results, introduction of new products by the Company or its competitors, results of clinical trials, government regulations, changes in reimbursement policies, developments in patent and other proprietary rights, developments in the Company's relationships with the Strategic Partners, public concern as to the safety and efficacy of paclitaxel and various factors affecting the biotechnology or pharmaceutical industries generally, may have a significant impact on the market price of the Common Stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. An increase in the number of shares of Common Stock that may become available for sale in the public market may adversely affect the market price prevailing from time to time of the Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities.


                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

                              SELLING STOCKHOLDER

  The Shares being offered hereby by the Selling Stockholder may be acquired from time to time, upon: (i) the conversion of the Preferred Shares, which were acquired from the Company in a private placement transaction pursuant to a Subscription Agreement, dated as of December 8, 1997 (the "Subscription Agreement"), (ii) upon the payment of dividends on the Preferred Shares by the Company, and (iii) exercise of Warrants granted to the Selling Stockholder in connection with the private placement. This Prospectus covers the resale by the Selling Stockholder of up to 1,000,000 Shares, plus, in accordance with Rule 416 under the Securities Act, such presently indeterminate number of additional Shares as may be issuable upon conversion of the Preferred Shares or payment of dividends on the Preferred Shares, based upon fluctuations in the conversion price of the Preferred Shares.

  The Preferred Stock quarterly accrues dividends in the amount of 5% per annum. The Preferred Shares are convertible into Common Stock as follows: during the period from the December 9, 1997 to April 6, 1998, the Preferred Shares, together with accrued and unpaid dividends, may be converted into Common Stock at a conversion price of $10 per share (based upon the $1,000 value of each Preferred Share). Thereafter, each Preferred Share, together with accrued and unpaid dividends, is convertible at a price per share of Common Stock at a discount of 5% from the market price of the Common Stock computed from selected dates prior to the conversion. Pursuant to the terms of the Certificate of Designations for the Preferred Shares, no holder can convert such holder's Preferred Shares if such conversion would cause its beneficial ownership of Common Stock (other than shares so owned through ownership of the Preferred Shares) to exceed 4.9%. If not converted into shares of Common Stock prior to December 8, 2000, at the Company's option, the Preferred Shares may be redeemed for a Redemption Price Note, issued in the amount of the number of Preferred Shares then outstanding times the sum of: (a) $1,000 and (b) the amount of accrued and unpaid dividends (including interest in arrears on such unpaid dividends). Such Redemption Price Note would bear interest at a rate of 13.75% per annum.

  Pursuant to the Subscription Agreement, the Selling Stockholder has represented that it acquired the Preferred Shares for investment and with no present intention of distributing the Preferred Shares. The Company agreed, in such Subscription Agreement, to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for the Selling Stockholder and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Stockholder, even though purchasing the Preferred Shares without a view to distribution, may wish to be legally permitted to sell the Shares received upon conversion of such Preferred Shares when it deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Stockholder.

  The Selling Stockholder has had no material relationship with the Company within the past three years except as a result of the ownership of the Shares or other securities of the Company.

  The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock owned beneficially by the Selling Stockholder as of December 8, 1997 and the number of shares which may be offered pursuant to this Prospectus. The number of Shares shown in the table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Preferred Shares or payment of dividends on the Preferred Shares pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part. This information is based upon information provided by the Selling Stockholder. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time.

                              Number of Shares Owned    Number of Shares   Number of Shares Owned
       Name                   Prior to the Offering      Offered Herein      After the Offering
       ----                   ----------------------    --------------     ----------------------
Advantage Fund II, Ltd.                  0                1,000,000*                  0

* Includes (i) 150,000 shares of Common Stock issuable by the Company as dividends on the Preferred Shares and (ii) Warrants to purchase 175,000 shares of Common Stock both amounts offered hereby on behalf of the Selling Stockholder.

  The Selling Stockholder has had no material relationship with the Company during the last three years.


                             PLAN OF DISTRIBUTION

  The Shares offered hereunder may be offered and sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The Shares may be sold to or through one or more of the following methods, including, without limitation, broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder.

  At the time a particular offer of Shares is made, to the extent required, a supplemental prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by an underwriter for the Shares purchased from the Selling Stockholder and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

  In connection with any transaction involving the Shares, broker-dealers or others may receive from the Selling Stockholder, and/or the purchasers of the Shares for whom such broker-dealers act as agents or to whom they may sell as principals or both, compensation in the form of discounts, concessions or commissions in amounts to be negotiated at the time (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Broker-dealers and any other persons participating in a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such discounts, concessions or commissions may be deemed to be underwriting discounts or commissions under the Act. From time to time, the Selling Stockholder may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, the Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

  Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholder's Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Selling Stockholder's Shares by the Selling Stockholder. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholder or by agreement between the Selling Stockholder and its underwriters, dealers, brokers or agents.

  To the extent required under the Securities Act, the aggregate amount of Selling Stockholder's Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholder's Shares, for whom they may act. In addition, sellers of Selling Stockholder's Shares may be deemed to be underwriters under the Securities Act and any profits on the sale of Selling Stockholder's Shares by them may be deemed to be discount commissions under the Securities Act. The Selling Stockholder may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

  From time to time the Selling Stockholder may transfer, pledge, donate or assign Selling Stockholder's Shares to lenders, family members and others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholder's Shares beneficially owned by the Selling Stockholder who so transfer, pledge, donate or assign Selling Stockholder's Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholder's Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

  Including and without limiting the foregoing, in connection with distributions of the Common Stock, the Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. The Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

  In order to comply with the securities laws of certain states, if applicable, the Stocks may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

  All cost associated with this offering, other than fees and expense of counsel for the Selling Stockholder and underwriting discounts and commissions and brokerage commissions and fees, will be paid by the Company. The Company has agreed to indemnify the Selling Stockholder against certain liabilities in connection with any offering of the Shares pursuant to this Prospectus, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Common Stock being registered has been passed upon by Holme Roberts & Owen LLP, Denver, Colorado, as counsel for the Company.


                                    EXPERTS

  The consolidated financial statements of NaPro BioTherapeutics, Inc. appearing in NaPro BioTherapeutics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.